Exhibit 99

NEWS

CONTACT:	Tom Marder
(301) 380-2553
thomas.marder@marriott.com

MARRIOTT ANNOUNCES TIMESHARE SEGMENT CHARGE; NOTES THIRD QUARTER 2009 REVPAR AHEAD OF EXPECTATIONS

BETHESDA, MD – September 23, 2009 – Marriott International, Inc. (“Marriott”) (NYSE:MAR) today announced third quarter 2009 pre-tax impairment charges of approximately $760 million associated with its timeshare segment. The charges largely relate to the company’s plans to reduce prices and development at luxury fractional and residential resorts to accelerate cash flow.

“The decisions we announced today were made to enable us to drive long-term cash flow and profitability in our timeshare business,” said Arne Sorenson, Marriott’s president and chief operating officer.

Specifically, the company is recording impairment charges of approximately $295 million associated with five luxury residential projects, $300 million associated with its nine North American luxury fractional projects, $95 million related to one North American timeshare project, $55 million related to the four projects in its European timeshare and fractional business, and $15 million associated with two Asia Pacific timeshare resorts. The $760 million of impairment charges are non-cash except for approximately $25 million expected to be funded in 2009 and $20 million expected to be funded in 2010 or 2011. The cash amounts were previously included in the company’s spending forecasts.

Demand for the timeshare segment’s luxury residential products was soft in 2008 and weakened further in 2009. Given this economic environment, Marriott expects to reduce residential prices, convert certain proposed projects to other uses, and sell some undeveloped land. Going forward, while Marriott expects to continue to license and manage luxury residential projects developed by others as part of its lodging business, it does not expect its timeshare segment to pursue new Marriott-funded residential development projects.

Similar to luxury residential products, demand for luxury fractional units remains constrained by the weak economy and the significant supply of luxury residential real estate on the market. As a result, the company has decided to reduce prices of existing fractional units to accelerate sales and cash flow, prompting the third quarter charge. The company will sell a portion of its fractional inventory as part of the new portfolio membership program in Ritz-Carlton Destination Club (“RCDC”). Portfolio memberships provide luxury travelers the flexibility and opportunity to visit different luxury destinations. Initial customer response to the new portfolio membership offering has been favorable and is expected to show improved revenues as the economy recovers. The company also continues to sell fractional interests to customers who seek an ownership interest in a specific luxury destination property.

For the segment’s traditional U.S. timeshare business, recent successful marketing promotions included volume discounts and other purchase incentives. The company expects to continue targeted short-term promotions. At the same time, the company has enhanced returns by lowering overhead, streamlining sales and marketing efforts and deferring introduction of new projects and development phases. Despite the difficult business environment, only one U.S. timeshare project is incurring a charge for the 2009 third quarter, largely attributable to its high development costs coupled with lower demand than originally anticipated.

Outside the U.S., the company’s four European timeshare and fractional resorts continue to experience low demand. As a result, the company plans to continue promotional pricing and marketing incentives, while reducing overhead to accelerate sales and cash flow. The company is currently not pursuing additional development in Europe. In Asia, impairment charges for the third quarter are attributable to only two timeshare resorts which experienced project scope changes and high development costs.

Mr. Sorenson added, “Today’s announcement reflects the significant decline in demand for luxury residential real estate over the last year. It also reflects the relative strength and deeper market of the traditional timeshare business which, while impacted by the weak economy, has proved to be more resilient. For all aspects of this business, our goal remains to drive cash flow.

We expect the timeshare segment to produce positive cash flow in 2009, higher levels of cash flow in 2010, and improving profitability.”

These impairment charges will be included in the company’s reported third quarter 2009 results which will be disclosed on October 8, 2009. While the company is still in the process of closing its books for the third quarter, which ended September 11, 2009, the company expects that reported third quarter 2009 comparable systemwide revenue per available room (“REVPAR”) in North America declined by approximately 19 percent from the prior year quarter, reflecting better than anticipated leisure business. The company’s outlook for the third quarter 2009, disclosed on July 16, 2009, assumed third quarter North American comparable systemwide REVPAR could decline 20 to 23 percent.

Note: The statements in this press release about the company’s plans for developing, marketing and pricing its timeshare segment products and properties, expected future Timeshare segment cash flow and profitability, and the expected decline in 2009 third quarter RevPAR are “forward-looking statements” within the meaning of federal securities laws, and are not historical facts. We caution you that these statements are subject to numerous risks and uncertainties, including the depth and duration of the current economic slowdown and softness in financial markets; supply and demand changes for vacation ownership and residential properties, final verification and compilation of revenue information from our individual lodging properties, and other risk factors identified in our most recent quarterly report on Form 10-Q; which could cause the company’s plans to change. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading lodging company with more than 3,200 lodging properties in 67 countries and territories. Marriott International operates and franchises hotels under the Marriott, JW Marriott, The Ritz-Carlton, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Bulgari brand names; develops and operates vacation ownership resorts under the Marriott Vacation Club, The Ritz-Carlton Destination Club and Grand Residences by Marriott brands; operates Marriott Executive Apartments; provides furnished corporate housing through its Marriott ExecuStay division; and operates conference centers. The company is headquartered in Bethesda, Maryland, USA and had approximately 146,000 employees at 2008 year-end. It is recognized by BusinessWeek as one of the 100 best global brands, by FORTUNE® as one of the best companies to work for, and by the U.S. Environmental Protection Agency (EPA) as Partner of the Year since 2004. In fiscal year 2008, Marriott International reported sales from continuing operations of nearly $13 billion. For more information or reservations, please visit our web site at www.marriott.com. For an interactive online version of Marriott’s 2008 Annual Report, which includes a short video message from Chairman and CEO J.W. Marriott, Jr., visit www.marriott.com/investor.

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